Exhibit 10.48

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Second Amendment") dated and effective for reference purposes as of July 1, 2020, is made by and between WPT LAND 2 LP, a Delaware limited partnership ("Landlord), and INFORM DIAGNOSTICS, INC., a Delaware corporation ("Tenant).

BACKGROUND:

A. Landlord (as successor in interest to Liberty Property Limited Partnership, successor in interest to Liberty Cotton Center, LLC, successor in interest to and Dared 81 LLC) and Tenant (formerly known as Miraca Life Sciences, Inc., which was formerly known as Caris Diagnostics, Inc.) are parties to that certain Industrial Real Estate Lease dated October 25, 2006, as amended by that certain Amendment to Lease Agreement dated August 18, 2009 (the "First Amendment) (as amended, the "Lease), covering certain premises containing approximately

24,900 rentable square feet of space (the "Premises"), being the entire building known as and located at Building 10, 4207 E. Cotton Center Boulevard, Phoenix, Arizona (the "Building), as more fully described in the Lease.

B. Tenant desires to extend the Term and modify other sections of the Lease, and Landlord has agreed to such extension and modifications, subject to the provisions of this Second Amendment. Accordingly, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound, hereby agree that the Lease is amended as follows:

1. Incorporation. The above Background is incorporated herein by reference.

2. Defined Terms; Conflict. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease. In the event there is a conflict between the terms of the Lease and this Second Amendment, this Second Amendment shall control.

3. Term. The Lease is hereby amended to extend the Lease Term for one (1)

additional period of sixty-three (63) months (the "Extended Term"), commencing on September

1, 2020 and expiring at 11 :59 P.M. local time on November 30, 2025 (the "Expiration Date").

4. Base Rent. Notwithstanding anything to the contrary set forth in the Lease, effective as of July 1, 2020, and continuing through and including the Expiration Date, Tenant's Base Rent obligation for the Premises shall be as follows and all Rent shall be paid in accordance with the terms of the Lease:

Months	PSF/annum	Annual	Monthly
1-12	$18.25	$454,425.00	$37,868.75
13-24	$18.80	$468,120.00	$39,010.00

2nd Amendment 4207 E Cotton Center 070820

25-36	$19.36	$482,064.00	$40,172.00
37-48	$19.94	$496,506.00	$41,375.50
49-60	$20.54	$511,446.00	$42,620.50
61-65	$21.16	$526,884.00	$43,907.00

Notwithstanding the foregoing, Base Rent, but not Additional Rent payments, shall be abated for August 2020;

and months 13 and 25, only, of the Extended Term. Should there occur an uncured Event of Default by Tenant during the first year of the Extended Term, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) the abated Base Rent. Landlord's management fee shall not be reduced on account ofthe abatement in Base Rent, and the Base Rent abatement shall be disregarded for purposes of calculating any management fee based on a percentage of rental revenues.

5. Additional Rent; Operating Expenses. All Additional Rent payable by Tenant shall continue to be paid by Tenant, in addition to the Base Rent, in accordance with the terms and conditions of the Lease.

6. Option to Extend Term. (a) Tenant acknowledges that Tenant does not enjoy any further renewal rights under Section 3.02 of the Lease. However, provided that (i) Tenant is not in material default of this Lease, nor any event that with the giving of notice and/or the passage of time would constitute a material default, or that Landlord has not provided to Tenant a notice of default more than two (2) times, and (ii) Tenant is the sole occupant of all of the Premises, Tenant shall have the right and option to extend the Lease Term Lease for one (1) additional sixty (60) month period (the "Renewal Term"), commencing as of the date immediately following the Expiration Date on the same terms and conditions as are in effect on the last day of the Extended Term, except that Tenant shall have no further right to renew the Term, Landlord shall not have any obligation to perform any work improvements to the Premises, and the Base Rent shall the FMV (as defined below), as determined by Landlord and Tenant using the standard and process set forth below (the "Renewal Option"). This Renewal Option is exercisable by Tenant giving Landlord prior written notice of Tenant's election to extend the Lease Term ("Renewal Notice"), on or prior to the date which is ten (10) months prior to the Expiration Date; it being agreed that time is of the essence with respect to the Renewal Notice. If and when the Renewal Term is in effect, all references to the Lease Term, shall be deemed to mean the Renewal Term. This Renewal Option is personal to Tenant and is non-transferable to any assignee, subtenant (regardless of whether any such assignment or sublease was made with or without Landlord's consent) or other party. If Tenant does not timely provide a Renewal Notice to Landlord, Tenant's Renewal Option shall be deemed not to have been exercised, and thereafter shall be void and of no further force or effect.

(b) Within thirty (30) days after receiving the Renewal Notice, Landlord will give notice to Tenant (the "Rent Notice") of Landlord's opinion of the FMV. If Tenant does not respond to the Rent Notice within ten (10) days after receiving it, Landlord's opinion of the FMV shall be deemed accepted as the Base Rent due for each lease year of the Renewal Term. If, during such ten (10) day period, Tenant gives Landlord notice that Tenant contests Landlord's determination of the FMV (an "Objection Notice"), which notice must contain therein Tenant's opinion of the FMV, the parties may then negotiate to determine a FMV acceptable to both parties to arrive at a mutually agreeable Base Rent for each lease year of the Renewal Term, which, in no event, shall be no less than the Base Rent applicable for the last lease year of the Extended Term. When the parties come to an agreement, they will both execute an amendment to this Lease, establishing the Base Rent for each lease year of such Renewal Term.

(c) If, within fifteen (15) days after Landlord's receipt of the Objection Notice, the parties have not signed such an amendment to this Lease, the parties agree to submit the determination of FMV applicable to the Renewal Term to arbitration as set forth in Section 12.01 of the Lease and this Section (the "Arbitration Election").

(d) "FMV shall mean, for the purposes of this Second Amendment, as of the date in question, the fair market value of the then current annual rental charge, including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, or executed in comparable space located in the, the office/flex park of which the Building is a part, and leases or agreements to lease then currently being negotiated or executed for comparable office/flex space located elsewhere in office/flex space buildings located in South Airport, North of Roeser, Phoenix, Arizona submarket, for a term commencing on or about the Expiration Date. In determining FMV, the following factors, among others, shall be taken into account and given effect: size, location of premises, lease term, condition ofthe building, condition of the premises, economic concessions (including free rent, tenant improvements being performed by landlords for tenants, or tenant improvement allowances being granted by landlords to tenants), then being granted by landlords to tenants and services provided by landlords.

(e) All arbitrators shall not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least five (5) years prior to appointment pursuant hereto. The arbitrators shall be real estate brokers with at least ten (10) years full-time commercial brokerage experience who are familiar with the FMV of office /flex space in the Phoenix, Arizona market. If the dispute between the parties as to FMV has not been resolved before the commencement of Tenant's obligation to pay Base Rent based upon such FMV, then Tenant shall pay Base Rent and other charges under the Lease for the Premises based upon the FMV designated by Landlord until either the agreement of the parties as to the FMV, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Rent and other charges to Landlord, or Landlord shall refund any overpayment of Rent and other charges to Tenant.

7. Alterations. Section 6.05(a) of the Lease is hereby amended by deleting therefrom the first sentence and by inserting the following in lieu thereof:

"After the Tenant Improvements are constructed, Tenant shall be permitted to make, upon prior notice to Landlord, but without the requirement that Tenant obtain Landlord's consent, non-structural or cosmetic alterations, additions or improvements to the Property, provided that such (i) are not visible from the exterior of the Premises, (ii) do not affect any of the Building's mechanical, electrical, plumbing, HVAC or life safety systems, the roof, or the structural strength or components of the Building (iii) do not require penetrations into the floor, ceiling or walls, (iv) do not require work within the walls, below the floor or above the ceiling, and (v) is estimated to cost less than Fifty Thousand Dollars ($50,000) in each occurrence (each, a "Permitted Alteration"). If Tenant desires to undertake any alteration, addition or improvement to the Building that is not a Permitted Alteration, Tenant shall first obtain the consent of Landlord, which such consent shall not be unreasonable withheld, conditioned or delayed. Landlord shall not impose any fee or charge on Tenant in connection with Landlord's review of any plans or specifications or any inspections that Landlord deems necessary or desirable in connection with any alteration, addition or improvement, except that Landlord may charge Tenant up to Five Thousand Dollars ($5,000) in each instance for Landlord's actual out-of-pocket costs reasonably incurred with respect to any third party consultants or engineers engaged by Landlord in connection with Landlord's review of the Tenant's plans and specifications for any alteration, addition or improvement to the Premises.

8. Contractors. Section 6.05(b) of the Lease is hereby amended by adding thereto following the last sentence thereof the following:

"Tenant shall be permitted, subject to the prior approval of Landlord, which such approval shall not be unreasonably withheld, conditioned or delayed, to select the contractors, subcontractors, engineers and architects to design, plan and undertake any alterations, additions or improvements to the Premises."

9. Tenant Improvements; Tenant Allowance. Tenant is in possession of the Premises. Landlord shall have no obligations whatsoever to improve or pay for improvements to the Premises for Tenant's continued use and occupancy thereof, except as follows:

(a) Any improvements, alterations, or additions Tenant undertakes to remodel or reconstruct the Premises as part of the initial occupancy for the Renewal Term are herein referred to as "Tenant Improvements". Pursuant to Section 9(e) of this Second Amendment, Tenant shall be responsible for the cost of any Tenant Improvements, and Tenant will have plans for such Tenant Improvements designed and approved in accordance with Section 9(b) of this Second Amendment, and constructed by Tenant in accordance with Section 9(c) of this Second Amendment. Tenant confirms all Tenant Improvements are for the immediate use and benefit of Tenant only.

(b) If, due to the nature of such improvements as reasonably determined by Landlord or if required by Laws, Tenant's improvement specifications and plans for such Tenant Improvements to the Premises require that they are prepared by an architect or engineer, Tenant agrees that such architect or engineer will be licensed by the State of Arizona selected by Tenant, subject to the prior approval of Landlord, which such approval shall not be unreasonably withheld, conditioned or delayed ("Tenant's Architect"). The Tenant's Architect plans for the Tenant Improvements will be prepared in sufficient detail to permit Tenant to construct the Tenant Improvements, and shall include, as applicable, a partition layout (dimensioned), door location and door schedule including hardware, reflected ceiling plan, telephone and electrical outlets with locations (dimensioned), special electrical, cabling, HVAC and/or plumbing work, mechanicals, special loading requirements, such as the location of file cabinets and special equipment, openings in the walls or floors, all necessary sections and details for special equipment and fixtures, and finishes including, without limitation, carpentry and millwork, floor coverings, wall coverings, color schedules, and any other special finishes. The Tenant's Architect plans for the Tenant Improvements shall be prepared in accordance, and shall comply in all material respects, with all laws, ordinances, government regulations or orders (collectively, "Laws). Landlord shall not unreasonably withhold, condition or delay its approval of the plans for the Tenant Improvements.

Within ten (10) business days after receipt, Landlord shall respond to any specifications and plans ofthe Tenant Improvements submitted by Tenant, stating any specific comments or objections that Landlord may have. If Landlord fails to respond within such ten (10) business day period, Tenant's plans shall be deemed approved. Tenant will continue to submit applicable Tenant Architect plans and specifications for Tenant Improvements and Landlord will continue to approve or disapprove the same in the process set forth above until such are approved or deemed approved by Landlord. Upon approval by Landlord, the plans and specifications for the Tenant Improvements shall become final and shall not be materially changed without Landlord's further approval, which shall not be unreasonably withheld, conditioned or delayed (as finally approved, the "Tenant Improvement Plans"). Landlord's review or approval of the Tenant Improvement Plans does not constitute a code review and shall not be a representation or warranty of Landlord that the Tenant Improvement Plans are fit for any use or comply with any Laws or other legal requirements, and Tenant shall have no right to rely upon any review or approval for such purposes. Landlord shall have no liability to Tenant or any third party by reason of such review or approval, and Landlord's review of any plans and specifications and monitoring of construction shall be solely for its own benefit. The Tenant Improvements shall be the property of Tenant until the expiration or termination of the Lease. At the expiration or termination of the Lease, Tenant shall comply with the provisions of Section 6.06 of the Lease with respect to the Tenant Improvements.

(c) Tenant shall complete the Tenant Improvements to the Premises substantially in accordance with the Tenant Improvement Plans and applicable provisions of the Lease, and this Second Amendment, and the delivery of permits to Landlord pursuant to Section

9(d) of this Second Amendment. The contractors and subcontractors selected by Tenant for bidding on the Tenant Improvements shall be licensed and qualified for the work they are to perform, and subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall require all contractors and subcontractors to be adequately insured by maintaining commercial general liability insurance with limits of coverage not less than

$2,000,000 combined single limit with a $4,000,000 general aggregate limit, naming Landlord and the Landlord Additional Insureds, as additional insureds, and at least ten (10) days prior to the commencement of construction, Tenant shall deliver a certificate of insurance for each of Tenant's contractors and their subcontractors to Landlord evidencing such insurance.

(d) All construction relating to the Tenant Improvements shall be done in a good and workmanlike manner and shall comply in all respects at the time of completion with all laws, ordinances, codes, rules and regulations of the governmental authorities having jurisdiction. Tenant shall obtain all governmental approvals and permits related to the Tenant Improvements and promptly deliver copies of same to Landlord prior to the start of any work. Within thirty (30) days after the substantial completion of the Tenant Improvements, Tenant shall provide Landlord with the following documents with respect to the Premises and the Tenant Improvements,: (i) a certificate of occupancy, if required; (ii) a full set of final and un-appealable permits and approvals, if required; (iii) "as-built" plans (hard copy and CAD); and, (iv) a statement of completion in accordance with the Tenant Improvement Plans by Tenant's Architect. In addition to the right of Landlord and its agents to inspect the Premises as set forth in Section 5.06 of the Lease, Landlord and its agents shall have the right, at its sole cost and expense, to conduct a walk-through inspection of the Premises as completed by Tenant. The warranties from Tenant's contractor(s) shall be for the benefit of Landlord, as well as Tenant, and Tenant shall deliver copies of such warranties to Landlord promptly upon receipt. As used herein, "substantial completion" of the Tenant

Improvements occurs when all aspects of the Tenant Improvements are complete in accordance with Tenant's plans and specifications therefor, save only minor punchlist items, the completion of which, by their nature, do not materially interfere with Tenant's installation of its trade fixtur es and equipment and operation of its business therein.

(e) Tenant shall, subject to Section 9(f) of this Second Am endment below, pay the applicable costs, expenses and fees incurred for the construction of the Tenant Improvements, including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Tenant by the general contractor and all subcontractors for performing such construction, (iii) construction permit fees, (iv) costs of built-in furni ture, and (v) mechanical and structural engineering fees, credited against the Tenant Improvement Allowance (as defined hereunder) upon Landlord's receipt of each Reimbursement Application (as defined hereunder) (together, the "Tenant Improvement Costs"). In no event shall Landlord charge to Tenant, or deduct from the Tenant Improvement Allowance, any fee for any supervision, project management, or oversight Landlord elects to undertake during Tenant's construction of the Tenant Improvement Work, except that Landlord may charge Tenant up to Five Thousand Dollars ($5,000) in each instance for Landlord's actual out-of-pocket costs reasonably incurred with respect to any third party consultants or engineers engaged by Landlord in connection with Landlord's review ofthe Tenant Improvement Plans, or any tap or other fee relating to water or condenser use for supplemental air•

conditioning or sprinkler service. Landlord has no obligation to provide any construction administration or management services to Tenant.

(f) Landlord shall provide an allowance to Tenant of Three Hundred Eleven Thousand Two Hundred Fifty Dollars ($311,250.00) (the "Tenant Improvement Allowance") (based on Twelve Dollars and Fifty Cents ($12.50) per rentable square foot) which shall be used by Tenant to pay for the Tenant Improvement Costs in accordance with Section 9(e) ofthis Second Amendment, subject to the following limitations. The Tenant Allowance shall be applied to the actual out-of-pocket costs and expenses incurred by Tenant in connection with the Tenant Improvements for labor, materials, design, architectural and engineering fees, permits, telecommunication cabling costs, Tenant's security system, and costs of installation, and assembly/disassembly offurniture, fixtures, and equipment, except that no more than Twenty-Five Thousand Dollars ($25,000) of the Tenant Improvement Allowance may be used for design, architectural, and engineering fees, telecommunication cabling, and the purchase, installation, and assembly/disassembly of furniture, fixtures and equipment. In addition to the Tenant Improvement Allowance, Landlord shall reimburse Tenant up to Two Thousand Nine Hundred Eighty-Eight Dollars ($2,988.00) (the "Plan Cap") for the actual costs and expenses of one space plan and one space plan revision plan, prepared by Tenant's selected architect, with respect to the Tenant Improvements, and Tenant, subject to the Tenant Improvement Allowance, shall be responsible for all costs of design and planning above the Plan Cap.

(g) Tenant shall promptly pay all Tenant Improvement Costs as they become due. Tenant may submit to Landlord application(s) on a calendar month basis for payment reimbursement to be applied against the Tenant Improvement Allowance (each, a "Reimbursement Application). Each Reimbursement Application shall include: (i) any executed partial payment releases ofliens (which shall be notarized and provide a specific amount for which such lien is being waived), reasonably satisfactory to Landlord, from Tenant's general contractor and all subcontractors, as certified by Tenant, confirming the payment in full of all

Tenant Improvement Costs included in the then current Reimbursement Application (collectively, the "Lien Waivers"); (ii) sufficient evidence of payment from Tenant to Tenant's general contractor of all Tenant Improvement Costs included in the then current Reimbursement Application; and, (iii) as applicable, a statement completed by Tenant's Architect or Tenant's third-party project manager stating that the Tenant Improvements included in the then current Reimbursement Application were substantially completed and performed in accordance with the Tenant Improvement Plans (collectively, the "Partial Reimbursement Requirements"). When the Tenant Improvements are substantially completed in their entirety, as a condition of the final Reimbursement Application, Tenant shall provide: (i) any executed final Lien Waivers, confirming the payment in full of all Tenant Improvement Costs up to the limit of the Tenant Improvement Allowance and the release of liens against the Premises from Tenant's general contractor and all subcontractors; (ii) sufficient evidence of payment from Tenant to Tenant's general contractor of all Tenant Improvement Costs up to the limit of the Tenant Improvement Allowance; and (iii) as applicable, a statement completed by Tenant's Architect or Tenant's third-party project manager stating that the Tenant Improvements are substantially complete and were performed in accordance with the Tenant Improvement Plans (collectively, the "Final Reimbursement Requirements"). Landlord shall have thirty (30) days after the receipt of each complete Reimbursement Application to submit its reimbursement payment to Tenant. Landlord shall not be required to issue any reimbursement payment to Tenant if the Reimbursement Application does not include the Partial Reimbursement Requirements or the Final Reimbursement Requirements, as the case may be.

(h) Tenant shall make a complete Reimbursement Application for the Tenant Improvement Costs up to the amount ofthe Tenant Improvement Allowance no later than twenty• four (24) months after the Renewal Commencement Date. Landlord shall not be required to make payments on account of the Tenant Improvement Allowance for any Tenant Improvement Costs not submitted to Landlord by the foregoing date, and Tenant shall not have any claim to any portion of the Tenant Improvement Allowance not properly used by such date. In no event shall any portion of the Tenant Improvement Allowance be used to offset Tenant's Rent obligations. If Tenant's costs and expenses in connection with the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall be solely responsible for such excess.

10. References. All references in the Lease to Liberty shall be replaced with Workspace Property Trust. Wherever Tenant is required to name Landlord as an additional insured on any policy of insurance, Tenant shall also name Workspace Property Management, L.P., Workspace Property Trust, L.P., and each of their respective directors, officers, partners, shareholders, members, employees, and mortgagees (Landlord Additional Insureds") as additional insureds.

11. Indemnification. The indemnification of Landlord by Tenant pursuant to Section

5.05 of the Lease is hereby extended to the Landlord Additional Insureds on the same terms and provisions of Section 5.05.

12. Guaranty. Tenant shall cause Symphony Buyer, Inc., to guaranty the payment and performance ofthe obligations of Tenant under the Lease pursuant to the terms of a separate lease guaranty, the form of which is attached hereto as Exhibit "AA" (the "Guaranty). The executed Guaranty shall be delivered to Landlord concurrently with the delivery by Tenant of this Second Amendment.

13. Notices. The address for Landlord under Section 1.02 of the Lease is hereby changed to:

c/o Workspace Property Trust

700 Dresher Road

Suite 150

Horsham, PA 19044

Attention: Anthony A. Nichols, Jr., Senior Vice-President

In addition, the address for Landlord's counsel under Section 13.06 is hereby changed to: McCausland Keen + Buckman

80 W. Lancaster Avenue

4! Floor

Devon, PA 19333

Attention: Stephan K. Pahides

The address for Tenant under Section 1.03 of the Lease is hereby changed to: Inform Diagnostics

6655 N MacArthur Blvd

Irving, TX 75039

Attention: Facilities Department

In addition, the address for Landlord's counsel under Section 13.06 is hereby changed to: Inform Diagnostics

6655 N MacArthur Blvd

Irving, TX 75039

Attention: Legal Counsel

14. Brokers. Landlord and Tenant each covenants and represents to the other that it has dealt with no brokers in connection with this Second Amendment other than Transwestem Commercial Services Arizona, L.L.C., representing Tenant, and CBRE Group, Inc., representing Landlord (collectively, the "Brokers") and Landlord agrees to pay a one-time leasing commission to the Brokers pursuant to a separate agreement entered into by the Brokers and Landlord, and Landlord shall indemnify Terrant therefrom. Landlord and Terrant each agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with this Second Amendment from any real estate brokers or agents other than the Brokers.

15. Survival. All references to the "Lease" shall refer to the Lease as modified by this Second Amendment. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect in accordance with its terms. Specifically, without limitation, in the event of any default by either party of any of its obligations under the Lease, as hereby amended, the non-defaulting party shall be entitled to pursue all remedies available under the Lease, as hereby amended, or otherwise available at law or in equity.

16. Lease Confirmation. Except as amended hereby, the Lease remains in full force and effect and is hereby ratified and confirmed. The Lease, as amended hereby, constitutes the entire agreement between Landlord and Tenant with respect to the Premises, may be amended or altered only by written agreement executed by both parties, supersedes all prior agreements, whether written or oral, between the parties, and is binding on the parties' successors and assigns.

18. Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit ofthe parties hereto and their respective successors and permitted assigns.

19. Ministerial Actions. Each of Landlord and Tenant agrees that it will not raise or assert as a defense to any obligation under this Second Amendment, or make any claim that this Second Amendment or the Lease is invalid or unenforceable, due to any failure of this document or the Lease to comply with ministerial requirements, including requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

20. Signatures; Multiple Counterparts. This Second Amendment may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Second Amendment, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single Second Amendment. Landlord and Tenant each expressly agrees that if the signature of Landlord and/or Tenant on this Second Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, e-mail or PDF), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WH EREOF, Landlord and Tenant, intending to be legally bound, have executed this Second Amendment as of the day and year last below written.

LANDLORD: WPTLAND2LP

By: WPT LAND 2 GP LLC, its general partner

By: /s/ Anthony A. Nichols, Jr.

Anthony A. Nichols, Jr.

Senior Vice President

Date: July 1, 2020

TENANT:

INFORM DIAGNOSTICS, INC.,

By. /s/ Darryl L. Goss

Name: Darryl L. Goss

Title: Chief Executive Officer

Date: July 1, 2020